ACN CONSUMER COMMUNICATIONS EQUIPMENT
MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (hereinafter referred to as this “Agreement”), dated as of April 6, 2009 (the "Effective Date"), is made and entered into by and between ACN Digital Phone Service, LLC, a Delaware limited liability company, with its principal place of business at 1000 Progress Place, Concord, NC, 28025 (hereinafter referred to as “ACN”), and Ojo Video Phones LLC, a Pennsylvania limited liability company, with its principal place of business at 3190 Tremont Avenue, Trevose, PA 19053 (hereinafter referred to as “Seller”).  Seller and ACN are individually referred to herein as a “Party” and together as the “Parties.”

WHEREAS, Seller is engaged in the business of manufacturing and selling certain Video Phone communication devices and related accessories and providing a variety of services with respect thereto;

WHEREAS, ACN is engaged in the business of purchasing and selling to its customers certain communication devices; and

WHEREAS, the Parties desire to enter into an agreement for the purchase and sale of certain products manufactured by Seller and related services thereto on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premise, the mutual promises hereinafter contained, and other good and valuable consideration, receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS
1.1	“ACN Marks” means those trademarks, service marks, trade names and logos of ACN or its affiliates provided by ACN to Seller for use in accordance with this Agreement.
1.2
“ACN Platform” means the current release of the VoIP applications platform, including all modifications, updates, upgrades, enhancements and new releases thereto as provided to Seller by ACN in writing.

1.3	“Dollars” means U.S. Dollars.
1.4	“Product” means the Video Phone communication devices, including all equipment hardware, materials, software and firmware, as described in Exhibit A hereto.
1.5	“Services” means the services as described in Exhibit A hereto.

1.6	“Spare Parts” means the spares or accessories that are provided by Seller to ACN for replacing the damaged components or spare parts of the Products.
1.7
“Technical Documentation” means the mutually agreed specifications, manuals, installation manuals, technical reference manuals, drawings, release notes, descriptions, data and other relevant technical materials of the Product provided in accordance with this Agreement and its Exhibits relating to the operation, maintenance, commissioning, testing and inspection of the Product.

2.	SCOPE OF AGREEMENT
2.1.	Scope. Subject to the terms of this Agreement, Seller will provide Product, Spare Parts and Services to ACN pursuant to a written Purchase Order issued and accepted in accordance with Section 3 below.
2.2.
Modifications and Additions.  Subject to ninety (90) days prior written notification to ACN, Seller may modify the Product, including software and firmware therein or add additional products to Exhibit A; provided, however, that any modified or additional Product must meet the compatibility requirements under Section 2.5 below and Seller must provide ACN with new Technical Documentation and a detailed summary that describes the modifications of any Product, including without limitation, any new features, upgrades, updates or bug fixes, as applicable.  Upon notification by Seller to ACN of Product changes, Seller must update or deliver to ACN up to an aggregate of ten units to ACN’s designated test facilities in North America and Europe, and ACN must sign-off (which shall not be unreasonably withheld, conditioned or delayed) as accepting Product changes prior to Seller shipping any modified units to ACN for resale to its customers.  Any agreed changes to the Technical Documentation requested by ACN, including without limitation the specifications for the Product, will be made pursuant to a mutually agreed change process as described in Exhibit D.

2.3.
Discontinuance.  Subject to the Parties' mutual agreement (which shall not be unreasonably withheld, conditioned or delayed), any Product may be discontinued subject to Seller's obligations pursuant to Section 2.4 below.

2.4.
Spare Parts.  Seller shall make Spare Parts for all Products available to ACN for a minimum of two (2) years after the last shipment of the applicable Product to ACN.  If ACN requires Spare Parts after such two-year period, Seller will provide available drawings or purchase specifications to assist ACN in obtaining the Products from other sources. The documentation to be supplied will be that documentation as is in existence at that time.

2.5.
Compatibility.  To the extent required by the Technical Documentation, Seller shall ensure that all Product shipped to ACN hereunder, shall be compatible and interoperate with (a) the then-current version of the ACN Platform, (b) all similar Products previously purchased by ACN hereunder, and (c) all other Video Phone equipment purchased by ACN from third parties.  ACN will notify Seller as soon as practicable of any planned or actual modification, update, upgrade, enhancement or release to the ACN Platform.  Seller agrees that it shall add features and functionality to the Products as may be necessary to ensure continued compatibility with the ACN Platform.

2.6.
Printing.  At ACN’s cost and expense Seller will provide printing services with respect to the packaging of Products for shipping.  A Purchase Order (as defined below) will include a description of the printing, including the relevant languages, to be applied to each of the applicable packaging items associated with a given Purchase Order, as well as any collateral inserts or documentation to be added to the shipped Products.

3.	PURCHASE ORDERS
3.1.	Issuance. Purchases by ACN will be by individual written purchase orders (“Purchase Order”) via fax or other electronic means made during the term of this Agreement.
3.2.
Acceptance.  Purchase Orders will be deemed accepted upon Seller’s issuance of its initial invoice related to such Purchase Order (hereinafter referred to as “Initial Invoice”).  If an Initial Invoice is not issued within ten (10) days of receipt of a Purchase Order, the Purchase Order will be deemed rejected; provided, however, that Seller shall not be permitted to reject any Purchase Order that contains the information necessary for Seller to process the order and otherwise conforms to the terms and conditions of this Agreement, including without limitation the required lead times and advance forecast, provided however that if Seller reasonably demonstrates that it cannot meet the desired shipping date in the Purchase Order for reasons not related to Seller’s performance of its obligations under this Agreement, it can within five (5) business days of receiving the Purchase Order, notify ACN of a recommended commercially reasonable shipping date.  If the parties cannot agree on a shipping date within an additional five (5) business days after the request for an alternate shipping date, ACN may terminate the Purchase Order without any prejudice or liability.

3.3.
Initial Order.  The first Purchase Order for twenty-five thousand (25,000) pieces of Product, which shall be non-cancelable (hereinafter refer to as “Initial Order”), is to be issued as soon as practicable after Seller provides a demonstration of working Product to Buyer.

3.4.
Commitment.  Subject to a mutual agreement between Seller and ACN as to the Technical Documentation requirements as defined in Section 1.7, and further subject to the ability of Seller to supply a Video Phone meeting the mutually agreed Technical Documentation and the Technical Support requirements as set forth in Exhibit C, ACN agrees that within twenty-four (24) months of the Effective Date, ACN will purchase from Seller 300,000 units of Product, subject to all the terms and conditions of this Agreement.

3.5.
Delivery Schedule.  Each Purchase Order, subject to the conditions set forth in Article 6 below, shall set forth the desired delivery schedule for each Product.  ACN shall be entitled to a per unit credit of $15.00, solely for those units not shipped (unless previously shipped), to the extent the Purchase Order amount materially differs from the amount actually shipped within the time frames set forth in the desired delivery schedule as set forth in the accepted Purchase Order, including any modification thereof pursuant to Section 3.2 above.

4.	PAYMENT AND INVOICE
4.1.	Price.
4.1.1.
The Parties intend that the price to ACN for the Products will be Seller’s cost of producing and supplying the Product (including by way of example and not limitation, freight, handling, insurance and overhead) (“Seller’s Costs”) plus a forty ($40) dollar markup.  On a quarterly basis, Seller will provide ACN with full documentation of these costs.  Any changes to Seller’s Costs at any time will apply upon the effective date of such cost change, and will apply to all new Purchase Orders accepted thereafter by Seller.

4.1.2.
Prices are exclusive of any sales, use, property, and like taxes, as well as any duties and tariffs. Any such tax, duty, tariff Seller may be required to collect or pay upon the sale or delivery of the Products, other than taxes based on Seller’s income, shall be promptly reimbursed by ACN upon Seller providing appropriate documentation.  Applicable taxes, duties and tariffs shall be billed as a separate item on the invoice.

4.2.
Invoicing.  Seller shall separately invoice ACN for Products ordered under each Purchase Order.  Seller shall invoice ACN ten percent (10%) of the total price of the Products set forth in a Purchase Order upon acceptance of the Purchase Order by Seller, which invoice shall be due within thirty (30) days after receipt of such invoice by ACN.  Upon delivery of Products to ACN, Seller shall invoice ACN for the remaining amounts due under the Purchase Order, which shall be paid as follows: (a) forty percent (40%) shall be due within five (5) days upon written confirmation of product shipment from Seller’s manufacturing facility and (b) the remaining fifty percent (50%) shall be due within the earlier of (i) thirty (30) days after receipt of product at ACN’s fulfillment facility, or (ii) forty-five (45) days after product shipment.

4.3.	Payment Terms.
4.3.1.	ACN shall make payments for Products purchased under this Agreement in Dollars by wire transfer.
4.3.2.	The bank information for Seller is listed as following:
Bank Name:
Bank Account:
SWIFT Code:
Account Name:
4.4.
Disputed Charges.  If Seller submits an invoice which ACN reasonably and in good faith believes is incorrect or it can be shown that the charges do not correspond to a Purchase Order, then ACN will pay any undisputed amounts in accordance with the Agreement and notify Seller in writing of the dispute.  While the Parties are working together to determine the correct amount to be invoiced, ACN will not be deemed to be in breach of this Agreement for nonpayment.  Seller shall provide ACN reasonable supporting documentation regarding any disputed invoice or claim amount.

4.5.
ACN’s Representations. ACN hereby represents to Seller that it has financial ability to pay for Products ordered from Seller, is able to pay its debts in the ordinary course of business as they become due, and is not insolvent within the meaning of applicable bankruptcy law.  ACN shall provide any creditability information and documentation as reasonably requested by Seller.  ACN agrees and undertakes to notify Seller within thirty (30) days in the event that the foregoing representations become untrue or inaccurate.  ACN agrees that Seller may reasonably rely on the representations contained in this Section in selling Products to ACN, that these representations are a material inducement to Seller for selling Products and any extension of credit, and that it is ACN’s intent that Seller shall so rely.

5.	LEAD TIMES; CHANGES, RESCHEDULING AND CANCELLATIONS; RETURNS
Seller shall use its commercially reasonable efforts to manufacture and timely ship the full quantity of Products under the Purchaser Order accepted by Seller, as necessary to meet the delivery schedule.  Seller may make partial shipments of less than the full quantity of Products under the Purchase Order upon ACN's prior written consent. If Seller cannot ship purchase order quantities as requested by ACN in two subsequent months, ACN retains the right to cancel the particular Purchase Order (excluding the Initial Order) and/or this Agreement.

5.1.
Lead Time.  The initial product and parts lead time is one hundred fifty (150) days for the current Product.  Within the first ninety (90) days following the first delivery of Product to ACN, and within each thirty (30) days thereafter, ACN and Seller will meet to discuss the shortening of lead time changes, and Seller will make all reasonable efforts to shorten such lead time, until lead time becomes ninety (90) days.

5.2.	Reduced Lead Time. Notwithstanding the above, Seller will, on request, make reasonable efforts to shorten the lead time for demand exceeding the forecast quantities.
5.3.
Rescheduling, Changes, Cancellations.  ACN may reschedule (no more than once per line item) or cancel the applicable part of an accepted order only in accordance with the following: (i) if, for reason other than an event of force majeure or the actions or omissions of ACN or its agents, a delay in the scheduled shipping date for the products ordered exceeds or will exceed thirty (30) days, or (ii) upon ACN’s written notice to Seller, received by Seller prior to the originally scheduled shipment date by a period greater than the current lead time for the product plus thirty days.  Any rescheduling which results in a delay in shipment by more than ninety days from the originally requested shipment date may, at Seller’s option, be deemed a cancellation by ACN.  Any cancellation or rescheduling of an accepted Purchase Order by ACN other than as expressly authorized above (other than for Seller’s default) shall be subject to the payment of an equitable cancellation charge including, without limitation, any unearned pricing adjustment and uniquely incurred costs for such order.  Such cancellation charge shall be determined based upon the work completed and commitments incurred in good faith prior to such cancellation and Seller’s current price to ACN for the applicable products.  At ACN’s request and at least fifteen (15) business days prior to payment of any cancellation charge, Seller will document all amounts it reasonably believes should be incorporated into any cancellation charge.  If ACN reasonably disputes the cancellation charge amounts, the parties will utilize the remedy available in Section 23.8.1 hereof.  Upon receipt of notice of such termination, Seller will use commercially reasonable efforts to terminate work in progress and/or to divert such products to other customers.  In no event shall such cancellation or rescheduling charge exceed the full contract price for the products so canceled or rescheduled by ACN.  ACN shall be entitled to receive any Products to the extent payment in full has been made to Seller for the same.

6.	PRODUCT FORECASTS
On or before the fifteenth day of each calendar month ACN shall provide Seller with a monthly, detailed rolling forecast of its delivery requirements for each model of the Product for the following six (6) calendar months.  Except as set forth below, such forecast shall be non-binding and provided solely for planning purposes.  To the extent such forecasted Products have a requested delivery date within a period equal to the lead time plus fifteen days from the date of the forecast, ACN shall be deemed to have issued Purchase Orders hereunder consistent with the units so forecasted for this delivery period.  To the extent such forecasted Products have a requested delivery date within a period equal to the lead time period plus sixteen days, but less than the lead time period plus forty-five days, both from the date of the forecast, the delivery requirements for each version of the Product may be adjusted only up to 25% (plus or minus) of the quantities forecast for this period in the immediately preceding monthly forecast.
7.	ACCEPTANCE AND DELIVERY OF PRODUCT AND SPARE PARTS
7.1.
Any Product and Spare Parts shall be deemed to have been delivered in conformity with the applicable Purchase Order unless ACN gives written notice to the Seller within ten business days after the date of ACN’s receipt of such Products and/or Spare Parts at ACN’s fulfillment facility.  ACN shall notify Seller in writing with respect to any non-conformity of the Products and/or Spare Parts with the Purchase Order and these terms and conditions, setting forth in detail the nature and scope of any such non-conformity.  Such inspection or acceptance shall not, however, be deemed a waiver of any non-conformity which could not reasonably be ascertained by an inspection conducted in accordance with good commercial practices.  Absent timely receipt of such notification by Seller, such Products shall be deemed accepted by ACN.  Any determination of non-conformity hereunder shall be subject to verification by Seller.  Non-conforming Products which have been duly rejected in accordance herewith may be returned by ACN for repair, replacement or credit as set forth below.

7.2.
Seller shall be responsible for any and all government mandated export and import requirements needed to deliver products to ACN’s fulfillment facilities, with the cost of such compliance being included within the Seller’s Costs.

8.	SHIPPING AND RISK OF LOSS
8.1.	All Products and Spare Parts shall be shipped FOB Origin at Seller's site in [ ].
8.2.
Seller shall be responsible for arranging all freight, handling and insurance prior to delivery to ACN’s fulfillment facility.  Actual costs of shipping (including by way of example and not limitation, the freight, handling and insurance) will be borne by ACN with payment terms for shipping and related costs due upon receipt of invoice and supporting documentation from Seller. Seller will package the Products in accordance with ACN’s standard fulfillment guidelines as provided to Seller. All shipments shall be made on wooden pallets treated for entry into the USA, Canada and all EU countries.

8.3.
If ACN desires to replace Seller as the shipping party or designate the method of shipment on each individual Purchase Order issued under this Agreement and/or arrange for shipment by other than the designated method, ACN shall pay any additional reasonable documented expense arising from such designation.

9.	LICENSE GRANT
Subject to the terms and conditions of this Agreement, Seller grants to ACN, with respect to the Products purchased by ACN from Seller and paid for hereunder, including without limitation, the hardware, firmware and software that constitute the Product, a non-exclusive, irrevocable, perpetual, worldwide, royalty-free license to distribute and use (and solely and then only to the extent reasonably required for such lawful use of the Products purchased hereunder, reproduce and create derivative works of such firmware and software, and publicly perform and publicly display such works contained therein, by all means now known or later developed), with the right to sublicense such rights through multiple levels of sublicenses through its standard distribution channels.  Seller agrees to render all reasonably required assistance to ACN to protect ACN’s rights herein above described.  Nothing contained herein shall give ACN or any other person or entity any other license, right or interest in Products except as herein expressly provided, and any such other license, right and interest is hereby expressly reserved by Seller and its affiliated companies, and disclaimed by ACN and anyone else gaining access to the Products hereunder.  By way of example and not limitation, the following rights are expressly disclaimed; any right for itself, or to sublicense or otherwise grant to any party any right to reproduce or modify the product, to manufacture or provide other video phone products or services, to facilitate or control the access by and/or operation of the Products with other products and services, or to facilitate the operation of video phones other than the Products or video phones that are not part of an Seller authorized service offering.  All use of Seller’s intellectual property contained in or related to the Products shall inure to the benefit of Seller and its affiliated companies.  Seller reserves all rights and remedies, whether provided by contract, at law, self-help, in equity and/or otherwise, to enforce it rights under this license.  Any breach or threatened breach of this license shall cause Seller irreparable injury for which there may be no adequate remedy at law, and in addition to any other remedies available, Seller shall be entitled to obtain injunctive relief as well as actual damages.

10.	BRANDING
10.1.
Branding.  ACN shall provide to Seller the content, language, logos (including size and location thereof), and design of all packaging, end user documentation, welcome kits and any other materials included with the Products for distribution by ACN hereunder.  The Seller agrees that the ACN Marks shall be used on all Products.  In addition, ACN provided "wallpaper" shall be loaded and used on all Products, where applicable and reasonably possible.

10.2.
Welcome Kit.  If applicable, ACN may modify welcome kits and other materials included with the Products for distribution at ACN’s cost and expenses, and upon sixty (60) days prior written notice to Seller.

10.3.
Seller’s products and services are identified by means of certain trade names, trade dress, service marks, trademarks, logos, and other indicia of origin, including, but not limited to, the mark "Ojo" and such indicia of origin as are now, or may hereafter, be designated by Ojo for use in connection therewith (collectively referred to as Seller’s "Proprietary Marks").  Seller continues to develop, use, and control the use of such Proprietary Marks in order to identify for the public the source of services and products marketed thereunder and to represent the high standards of quality and performance of such products and services.  ACN may use and promote Seller’s Proprietary Marks.  In the event that ACN does use and promote Seller’s Proprietary Marks, all use of Seller’s Proprietary Marks shall be on a non-exclusive basis, shall be in accordance with Seller’s current guidelines and directions, and shall be used for the sole purpose of promoting the Ojo video phone products and services.  Any use of Seller’s Proprietary Marks shall always clearly indicate that the same is the property of Seller or a Seller affiliated company, as the case may be, and as directed by Seller.  It is acknowledged and agreed that Seller may at any time object to a specific use or application of any of Seller’s Proprietary Marks, in which event such use or application will promptly cease.  In no event shall Seller’s Proprietary Marks or any similar words, names symbols or marks be (i) used as part of any business name, or on a letterhead or business card, except as may be approved by Seller in writing; (ii) attached to any other name or mark; or (iii) added to, obliterated, defaced, modified or removed from the Seller video phone products, documentation or the packaging thereof.  All materials using Seller’s Proprietary Marks that are generated other than by Seller shall require the prior written (including electronic) approval of Seller.  Except as may be expressly agreed in writing by Seller, all use of Seller’s Proprietary Marks shall cease immediately upon the expiration or termination of the agreement in which these terms and conditions are incorporated.

10.4.
Trademark License.  Subject to the terms and conditions of this Agreement, ACN hereby grants Seller a non-transferable, non-exclusive, limited license to use the ACN Marks in the format provided by ACN solely on Products and related documentation which are ordered by ACN pursuant to a Purchase Order solely in relation to performing its obligations under this Agreement.  Seller will comply with conditions reasonably set forth in writing from time to time by ACN with respect to the style, appearance and manner of use of the ACN Marks.  Any use of the ACN Marks not specifically provided for by such conditions shall be adopted by Seller only upon prior written approval by ACN.  Seller hereby acknowledges ACN's ownership of the ACN Marks and agrees that it will not contest such ownership.  Seller also agrees that any and all rights that may be acquired by the use of the ACN Marks by Seller shall inure to the sole benefit of ACN.  ACN agrees that to the extent Seller has manufactured Products bearing the ACN Marks in accordance with the terms and conditions of this Agreement, such Products will not be generally sellable other than to ACN, and in the event of any cancellation of a Purchase Order not authorized by this Agreement or a termination of this Agreement other than for Seller’s breach hereof, ACN will be liable for payment of the full purchase price for such Products as well as any goods in process not being purchased by ACN hereunder.

11.	WARRANTY
11.1.
All Products and Spare Parts purchased under this Agreement are warranted by Seller (i) for units of Product shipped for use in the US, for a period of fifteen (15) months from receipt by ACN or twelve (12) months from the date of purchase by an ACN end user customer, whichever is longer, and (ii) for units of Product shipped for use in the EU, for a period of twenty-four (24) months from the date of purchase by an end-user customer (the “Warranty Period”).  This warranty is that the Product will conform to the generally applicable product specification issued by Seller in writing and expressly identified as the product specification, (ii) and that the hardware components of the Products and the media upon which any software components are delivered, will be free from defects in workmanship and materials at the time of delivery .  This warranty is provided solely to ACN as a reseller of the products hereunder, and to no other person or entity, whether by way of assignment or otherwise.  Seller’s warranty to ACN shall not be enlarged, diminished or affected by, and no obligation or liability shall arise or grow out of, the rendering of technical advice or service to ACN in connection herewith.  Seller’s warranty shall apply only to Products which are found to have been defective within the Warranty Period, provided Seller is so notified in writing of any such defects, and the defective Product is returned to a Seller authorized service center, including ACN’s third party logistics support vendors who have been approved by Seller, in accordance with the procedures set forth herein, no later than thirty (30) days after the expiration of the Warranty Period.  Products repaired or replaced under warranty are warranted for the greater of one hundred twenty (120) days from the receipt thereof by ACN or for the unexpired term of the original warranty.

11.2.	The above warranty shall not apply to any defects or deficiency arising from:
11.2.1.	Any interference with Products which is not as a result of normal usage (for instance, but not limited to, by not following the instructions given in the user’s manual);
11.2.2.	Any modification made to the Products by ACN or other third party not duly authorized by Seller;
11.2.3.	Any ACN provided, consigned, or designated hardware, software, and/or service, which are incorporated or adopted in the Products and are not authorized or approved for use with the Products by Seller;
11.2.4.	Any operation or use of any of the Products in combination with other hardware, software or system not furnished or authorized by Seller;
11.2.5.	Any accident or deterioration or as a result of the occurrence of an event such as damage by water, fire, explosion, or lightning;
11.2.6.	Any malfunctions resulting from negligent operation or unfit operating environment; or
11.2.7.	Any malicious act or intentional damage committed by any person whatsoever.

11.3.
Prior to the return of any defective Products to Seller, ACN shall request from Seller a return material authorization ("RMA"), which RMA shall not be unreasonably withheld by Seller.  Products returned without an RMA will be refused and returned freight collect to the sender.  Upon the receipt of such RMA, ACN shall, at its risk and expense, securely pack and return such defective Products as have been furnished by Seller hereunder, to Seller at Seller's designated return facility as set forth in the RMA.  Such products shall be clearly labeled with the RMA number.  Subject to the above conditions and limitations, and provided that ACN has rightfully and timely, either rejected Products, rightfully revoked a prior acceptance or claimed a breach of the aforesaid warranty in accordance with the terms hereof, and duly notified Seller and returned the defective Product, Seller shall, without charge to ACN, at Seller's option, repair or replace (or make arrangements therefor) any such defective Products, and return the repaired or replaced Products to the applicable ACN facility, or provide ACN with a credit for the same.  In such event Seller shall also provide ACN with a credit for the standard shipping charges for originally returning the applicable defective Product to Seller.  For purposes hereof used Product can be replaced with refurbished product, with such refurbished Product covered under the same Warranty Period as the original purchase.  Any expedited or other non-standard shipping or handling will be at ACN’s expense.  In the event of an improper or untimely rejection, revocation, return, or in the event of a defect not covered by the above warranty, ACN shall pay for all labor, materials and third party charges involved in the shipping, receipt, handling, testing, storage and return or restocking, as well as the requested remediation of any defect not covered by the aforesaid, at the then current rates of Seller.  At ACN’s request and at least fifteen (15) business days prior to payment of any such return charges, Seller will document all amounts it reasonably believes should be incorporated into any such return charge.  If ACN reasonably disputes the return charge amounts, the parties will utilize the remedy available in Section 23.8.1 hereof.

11.4.
THE LIABILITY OF SELLER, IF ANY, FOR DAMAGES RELATING TO ANY ALLEGEDLY DEFECTIVE PRODUCTS, UNDER ANY LEGAL OR EQUITABLE THEORY, SHALL BE LIMITED TO, IN SELLER'S DISCRETION, THE REPAIR OR REPLACEMENT OF THE PRODUCTS OR THE REFUND OF THE ACTUAL PRICE PAID (TAKING INTO ACCOUNT ANY DISCOUNTS, REBATES AND THE LIKE WHICH MAY LOWER THE PRICE) TO SELLER BY ACN FOR SUCH PRODUCTS.

11.5.
In the event of an epidemic failure, which, for purposes of this Agreement, will mean a failure covered by the above warranty which is due to the same cause, and which occurs in more than 10% of the Products (and at least fifty units) in any given delivery, Seller shall use all reasonable efforts to correct the cause(s) of such failure at Seller’s sole expense. If Seller cannot correct the problem in a reasonable amount of time, ACN has the right to cancel all pending Purchase Orders affected, or reasonably like to be affected, by such defect without penalty.

11.6.
EXCEPT AS PROVIDED IN SECTION 11.7 BELOW, THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. SELLER SHALL HAVE NO RESPONSIBILITY FOR ANY PARTICULAR APPLICATION FOR ANY PRODUCTS.

11.7.
In addition to the warranty above, Seller hereby represents, warrants and agrees that (a) to the knowledge of Seller, the Products shall comply with all applicable laws, statutes, regulations, rules, ordinances and judicial or governmental agency orders and (b) to the extent applicable, each Product shall, at Seller's option, either (i) contain, on the outside surface of all exposed power cords, cables, or wires, no more than 300 parts per million of lead, by weight; or (ii) be accompanied by the following warning label: “WARNING:  The cord(s) on this product contain(s) lead, a chemical known to the State of California to cause birth defects or other reproductive harm.  Wash hands after handling."  If Seller elects to utilize option (b)(i) above, Seller shall use commercially reasonable efforts to make available to ACN test results verifying that the lead content of the Product cords, cables, or wires does not exceed 300 parts per million, using a testing method of sufficient sensitivity to establish a limit of quantification (as distinguished from detection) of less than 300 parts per million.  If Seller elects to utilize option (b)(ii) above, the warning shall appear in the same section of the label that contains other safety information, if any, or near its displayed price and/or UPC code.  Moreover, the word “WARNING” shall appear in all capital letters and in bold typeface, and the hand-washing admonition shall be in bold and italicized typeface.  If space does not permit the warning to be inserted into the label, it shall be prominently affixed to each Product unit itself or to each Product unit packaging.  Type shall be similar in size to that used to convey other important information regarding use of the Product.
12.	INDEMNITY
12.1.
Seller agrees to indemnify, defend and hold ACN harmless from and against any third party claim, suit or proceeding involving ACN to the extent that such claim, suit or proceeding is based on a claim related to Seller’s obligations under Section 11.7, provided that Seller is notified promptly in writing and given complete authority, information and assistance required for defense of same.  Seller, however, shall not be responsible for any settlement made by ACN without Seller's prior written consent.

12.2.
Seller agrees to indemnify, defend and hold ACN harmless from and against any third part claim asserted against ACN, arising from the direct infringement by the Products sold by Seller to ACN hereunder, of a valid United States patent.  The aforesaid notwithstanding, in no event shall Seller be liable for any of the following exclusions: (i) infringement by any products, components, materials, or goods not supplied by Seller hereunder, or arising from a combination with, an addition to, or modification of the products after delivery by Seller, (ii) the use of the Products as part of a process or method involving steps, devices, agents or intermediary not fully contained or performed within the product, (iii) any products manufactured to the purchasing party’s specification, (iv) sales after the purchasing party hereunder has been advised to cease sales, or (v) for royalties payable with respect to the use of such infringing products, or revenues derived by the purchasing party there from, or for any royalty basis other than as solely upon the purchase price of the infringing product from Seller.  Seller shall not be obligated to defend or be liable for costs and damages arising out of or related to the above exclusions and a comparable indemnity as that set forth above is hereby extended by the purchasing party to Seller if any suit or proceeding brought against Seller to the extent it is based upon any of the above exclusions and/or claims arising therefrom.  In the event any Product furnished hereunder is, in Seller's opinion, likely to or does become the subject of a claim of infringement, Seller may, at its option and expense, procure for ACN the right to continue using the Product, replace same with a non-infringing Product of substantially similar capability, or modify the Product so it becomes non-infringing (but has substantially similar capability). In the event none of the foregoing alternatives is commercially reasonable, and provided that there is a bona fide claim of infringement, in order to minimize its liabilities hereunder, Seller may terminate this Agreement and the obligation to sell Product to ACN hereunder by written notice to ACN; provided however, that notwithstanding such termination, (i) the indemnity provided in Section 12.2 hereof shall still apply and remain in full force and effect, and (ii) Seller shall promptly repurchase from ACN at full cost, all units of Product purchased by ACN under this Agreement and not yet resold by ACN and ACN will promptly return same per the prior written instructions of Seller, which shall not be unreasonably withheld.

12.3.
THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF SELLER HERETO FOR INFRINGEMENT OR THE LIKE, OF ANY PATENTS, TRADEMARKS, COPYRIGHTS, AND OTHER PROPRIETARY RIGHTS, WHETHER DIRECT OR CONTRIBUTORY, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT IN THE UNIFORM COMMERCIAL CODE.

13.	TERM AND TERMINATION
13.1.
This Agreement shall commence on the Effective Date and, unless earlier terminated, shall continue for a period of two (2) years thereafter and shall be automatically renewed for additional one (1) year terms unless either Party terminates this Agreement by written notice to the other Party at least two (2) months before the expiration of the original term or any such extended term of this Agreement.

13.2.	This Agreement may be terminated as follows:
13.2.1.
By either Party at any time, if the other Party materially defaults in performing any provision of this Agreement. The defaulting Party shall have a period of thirty (30) days from the date of receipt of written notice from the non-defaulting Party describing the default within which to remedy the default. The termination shall become effective at the end of the thirty (30) day period if the defaulting Party has failed to remedy the default.

13.2.2.
If either Party (i) admits in writing its inability to pay its debts generally as they become due, or (ii) makes an assignment for the benefit of its creditors, or (iii) institutes or consents to the filing of a petition in bankruptcy, whether for reorganization or liquidation, under federal or similar applicable state laws, or (iv) is adjudged bankrupt or insolvent by a court having jurisdiction, then in either of such events, the other Party may, by written notice, immediately terminate this Agreement.

13.3.
ACN's obligation to pay for all Products purchased by it hereunder (and not cancellable in accordance herewith) and the license granted in Article 10 above shall survive termination or expiration of this Agreement. In the event that Seller terminates the Agreement for default, Seller will honor any Purchase Orders received prior to the effective date of such termination.

14.	LIMITATION OF LIABILITY
EXCEPT TO THE EXTENT OF A PARTY'S INDEMNIFICATION OBLIGATIONS HEREIN, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES BASED UPON LOST GOODWILL, LOST SALES OR PROFITS, COSTS OF REMOVAL AND REINSTALLATION, LOSS OF INVESTMENT, WORK STOPPAGE, IMPAIRMENT OF OTHER GOODS OR OTHERWISE AND WHETHER ARISING OUT OF BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE. EACH PARTY’S LIABILITY SHALL NOT EXCEED THE TOTAL OF THE AMOUNT OF SALES TO ACN FOR THE APPLICABLE PRODUCT AS SOLD HEREUNDER FOR THE PRIOR TWELVE MONTH PERIOD.

15.	TRAINING
Seller shall provide all training as required in Exhibit B.
16.	TECHNICAL SUPPORT
Seller shall provide all technical support as required in Exhibit C.
17.	PRODUCT LINE EVOLUTION
Seller shall use commercially reasonable efforts to keep abreast of major developments in the video phone industry and shall allow ACN to assist in creating design concepts for the next generation products, including the look and feel of such products and its technology.  Each Party agrees to meet from time to time to discuss any developments that might substantially affect the production of the Product under this Agreement.
18.	FORCE MAJEURE
Neither Party shall be liable for a delay in performing its obligations under this Agreement if such delay is caused by anything beyond such Party's reasonable control, including, but not limited to, strike, riot, war, government regulations, flood or any other unforeseeable or unavoidable event; provided, that such delay could not have been prevented by reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by through the use of substitute services, alternate sources, work around plans or other means.  Delays of suppliers shall not be deemed to be beyond the reasonable control of a Party unless such supplier's delay is the result of causes beyond such supplier's reasonable control.
19.	REGULATORY LAWS AND STANDARDS.
Except as otherwise provided herein, Seller makes no promise or representation that the Products shall conform to any local laws, regulations, ordinances, codes or standards, except as particularly specified and agreed upon in writing by a duly authorized representative of Seller.  Prices for Products do not include the cost of any inspections or permits as may be required of ACN.
20.	EXPORT RESTRICTIONS
Seller agrees that it shall not at any time make or permit any export or re-export of Products directly or indirectly to any country, without full compliance with United States export laws and regulations as issued by the United States Department of Commerce, Office of Export Administration, as amended from time to time, as those laws and regulations apply to the Products.  ACN shall provide Seller such information and assistance as may reasonably be required by Seller in connection with securing any required export authorizations or licenses, and to take timely action to obtain all required support documentation.

21.	CONFIDENTIALITY
Each Party agrees that it shall not disclose to any third party, or use for its own benefit, except as expressly permitted herein and other than is necessary for its performance under this Agreement, any trade secrets, technical data, methods, processes or procedures or any other confidential, financial, or business information or data of the other Party, which is disclosed by one Party to the other in the course performance of this Agreement, without the prior written consent of the Party asserting ownership of the information. This obligation shall survive the termination or expiration of this Agreement for a period of 2 years. This Article 21 shall not apply to any data or information which (a) becomes generally known or available through no fault of the receiving Party; (b) is already known to the receiving Party at the time of receipt as evidenced by its written records; (c) is received from a third party without breach of the confidentiality obligations of this Agreement; or (d) is required by court order or operation of law, but only for the sole purpose and to the extent of, the required disclosure.  The aforesaid notwithstanding, the Products and the components thereof shall not be de-compiled, disassembled or otherwise reverse engineered.  No copies of, or alterations to, or other derivatives of, shall be made with respect to the Products or its components (except as expressly authorized by Seller herein.)  No serial numbers or other proprietary or legally required markings, or warnings or restrictive legends are to be removed, modified or defaced.  To the extent Seller offers access to any components of the Products, such access shall be solely for the purposes set forth herein and be fully in compliance with any instructions provided by Seller.
22.	REPRESENTATIVES
22.1.
Each Party shall designate the following representatives (which may be revised from time to time by providing notice to the other Party) to be responsible for technical issues that arise in connection with this Agreement:

ACN’s Technical Representative	Seller’s Technical Representative
Primary:	Primary:
Back-Up:	Back-up:

22.2.
Each Party shall designate the following representative (which may be revised from time to time by providing notice to the other Party) to be responsible for business issues that arise in connection with this Agreement.

ACN’s Business Representative	Seller’s Business Representative
Primary:	Primary:
Back-Up:	Back-up:

23.	GENERAL PROVISIONS
23.1.
Notices.  All notices required to be given hereunder shall be in writing and shall be considered received (a) on the day of actual transmittal when transmitted by facsimile or email with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by registered or certified mail, return receipt requested, postage prepaid, in each case when transmitted to a Party at the address shown below, or at such other addresses as that Party may, from time to time, advise in writing in accordance with this Section.

Seller:     Ojo Video Phones LLC
                3190 Tremont Avenue
                Trevose, PA, 19355
                Attn:  General Counsel
                Fax: 215-354-1049
                Email: rgort@wgate.com

ACN:     ACN Digital Phone Service, LLC
               1000 Progress Place
               Concord, NC 28025
               Attn:  General Counsel – North America
               Fax:   704-260-3304
               Email: kkuder@acninc.com

23.2.
Assignment.  Neither Party shall have the right to assign, transfer or sublicense its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign its rights and obligations under this Agreement without the other Party's approval to the extent such assignment is limited to a change in corporate form of such Party only. Any prohibited assignment shall be null and void.  The parties acknowledge and agree that nothing in this section 23.2 shall limit ACN’s ability to finance the purchase of Products, including the execution of required documentation creating a security interest in such purchased Products.

23.3.
Relationship.  ACN shall conduct its business in its own legal name and at its own expense and risk, and shall be responsible, as an independent contractor, for (i) paying all taxes, levies, tariffs, duties, fees and other charges imposed by the applicable governmental authorities in connection with ACN’s activities hereunder, (ii) securing and maintaining all required approvals, registrations, permits and licenses, and (iii) otherwise complying with all laws and regulations governing the conduct of its business.  ACN and Seller are independent contractors, and as such, shall not act or represent themselves, directly or by implication, as an agent for the other or assume or create any obligation on behalf of or in the name of the other, or otherwise bind the other in any manner.  Nothing herein shall be deemed to create an agency, partnership, franchise or joint venture between the parties.

23.4.	Waiver. The failure of either Party to enforce at any time the terms, conditions, requirements, or any other provisions of this Agreement shall not be construed as a waiver by such Party.
23.5.	Headings. The headings of paragraphs contained herein are for convenience and reference only and are not a part of this Agreement, nor shall they in any way affect the interpretation thereof.
23.6.
Severability.  The Parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the efficacy of the remaining portion of this Agreement would not defeat the overall business intent of the Parties, or give one Party any substantial financial benefit to the detriment of the other Party.

23.7.	Governing Law. This Agreement, its Exhibits and each Purchase Order shall be governed by the laws of the State of New York, excluding its conflicts of law rules.
23.8.	Dispute Resolution
23.8.1.	Informal Dispute Resolution.
Prior to filing any arbitration proceeding pursuant to Section 23.8.2 below, the Party intending to file such a proceeding shall be required to notify the other Party in writing of the existence and the nature of any dispute.  Within fifteen (15) business days after the other Party’s receipt of such notice, the authorized representatives of both of the Parties shall meet in order to attempt to resolve the dispute amicably.  If such informal dispute resolution attempts prove to be unsuccessful, either Party may initiate an arbitration proceeding as described in Section 23.8.2 below.

23.8.2	Arbitration.
All controversies, disputes or claims arising in connection with, from or with respect to this Agreement which are not resolved by the informal dispute resolution described in Section 23.8.1 above, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then obtaining, by a panel of three arbitrators.  Each Party shall have the right to appoint one arbitrator from the list of arbitrators supplied to the Parties by the AAA, and the two arbitrators so appointed shall appoint the third.  The place of arbitration shall be the City of New York, New York, USA and the language of the arbitration shall be in English.  The arbitrators shall determine the matters in dispute in accordance with the internal law of the State of New York, without reference to the Convention on Contracts for the International Sale of goods.  Except as precluded by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the internal procedure and substantive laws of New York and the United States Federal Arbitration Act shall govern all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement.  The Parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in Dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement.  No claim may be submitted by a Party to arbitration in accordance with this Section unless such submitting Party notifies the other Party within two (2) years of the date on which the submitting Party first knew or should have known of the existence of the facts indicating the existence of such dispute.  Each Party shall continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance).
23.9.	Entire Agreement. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior discussion, either oral or in writing.
23.10.
Amendment.  The terms and conditions of this Agreement will prevail notwithstanding any variance with the terms and conditions of any order.  Except as expressly set forth in this Agreement, this Agreement shall not be deemed, or construed to be, modified, amended, rescinded, or canceled in whole or in part, except by written amendment executed by the Parties hereto.

23.11.
Survival.  Provisions of this Agreement relating to confidentiality, license, branding, warranty, indemnity, limit of liability, export, assignment, governing law, dispute resolution, and survival shall survive the termination or expiration of this Agreement.

23.12.	Incorporation. All Exhibits attached hereto are incorporated herein by this reference.

[Remainder of Page Intentionally Blank]

INTENDING TO BE LEGALLY BOUND, the Parties hereto have caused this Master Purchase Agreement to be executed as of the date and year first above written.

ACN Digital Phone Service, LLC	Ojo Video Phones LLC

/s/ Dave Stevanovski	/s/ Harold M. Krisbergh
(Signature)	(Signature)

Dave Stevanovski	Harold M. Krisbergh
(Typed/Printed Name)	(Typed/Printed Name)

President
(Title)	(Title)